                                                                    EXHIBIT 12.1


                                                                                          Eleven Months
                                         Three Months Ended           Year Ended               Ended               Year Ended
                                              March 31,               December 31,           December 31,          January 31,
                                          2000         1999        1999          1998           1997              1997        1996
                                         ------        ----        ----          ----           ----              ----        ----
                                                                              (In Thousands)
Pre-tax income (loss) ................ $(16,606)      4,540        (283)       (7,836)       (25,913)           (8,357)     (5,026)
Interest expense .....................    1,315       2,014       4,300         4,319            989             1,300         739
Restructuring and other ..............    1,204         618      15,876        17,444         13,130                --          --
                                         ------       -----      ------        ------         ------             -----        -----
Earnings before interest and taxes(1)   (14,087)      7,172      19,893        13,927        (11,794)           (7,057)     (4,287)
                                         ------       -----      ------        ------         ------             -----        -----
Fixed charges (interest expense) .....    1,315       2,014       4,300         4,319            989             1,300         739
                                         ------       -----      ------        ------         ------             -----        -----
Ratio of earnings to fixed
  charges (1)(2)......................        *         3.6x        4.6x          3.2x             *                 *            *
                                         ------       -----      ------        ------         ------             -----        -----


(1) Earnings exclude restructuring and other non-recurring charges.

(2) The Company's earnings were insufficient to cover fixed charges by $15.4 million, $12.8 million, $8.4 million and $5.0 million for the three months ended March 31, 2000, the eleven months ended December 31, 1997, and the years ended January 31, 1997 and 1996.